EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference of our report dated December 3, 2004 on our audits of the consolidated financial statements of Technical Career Institutes, Inc. and Subsidiary as of September 30, 2004 and 2003 and for each of the three years in the period ended September 30, 2004, which report is included in this Report on Form 8-K/A of EVCI Career Colleges Holding Corp., in the following Registration Statements on Form S-3 and Form S-8 previously filed by EVCI Career Colleges Holding Corp. with the Securities and Exchange Commission pursuant to the Securities Act of 1933: the Registration Statements on Form S-3 with File Nos. 333-115699, 333-114711, and 333-110567 and the Registration Statements on Form S-8 with File Nos. 333-102310, 333-120753, 333-34158, and 333-72080.

/s/ J. H. Cohn LLP

Roseland, New Jersey
November 28, 2005